Exhibit 99.16


          Hydromer, Inc. Announce Enforcement of Its T-HEXX(R) Patents


     BRANCHBURG, N.J.--(BUSINESS WIRE)--Feb. 27, 2006--Hydromer, Inc. has enforced its patents in a patent infringement suit with Veterinary Pharmaceuticals, Inc. ("VPI") and others, filed in the United States District Court for the District of New Jersey, pertaining to its patented T-HEXX(R) Cow Teat Dip technology. The suit was settled with VPI by a stipulated Judgment ordered by the Court on February 24, 2006 in which VPI admitted that the patents are valid and infringed and agreed to be enjoined from further infringement of Hydromer's patents.
     The patents include United States Patent Nos. 4,642,267, 4,769,013, 6,203,812, and 6,395,289 which relate to Hydromer's AQUAMERE(R) technology, a unique combination of polyurethane and polyvinylpyrrolidone to which an anti-infective agent can be added. The technology is used to protect the udders of a cow against bacterial infections by sealing the end of each teat against microbial infiltration. Future infringement is enjoined, and Hydromer shall be compensated an undisclosed amount for its monetary damages incurred due to infringement of its patents.
     Mr. Doug Perschbacher, Hydromer's Strategic Business Manager for Agricultural Products noted, "This action is part of a strategy to protect our intellectual property. The Company continues to sample competing products and conduct comprehensive chemical analysis to detect patent infringement. Cow teat dips made with T-HEXX concentrate have proven themselves to be superior in the marketplace to increase milk quality for the consumer and produce additional profits to the dairy owner. Naturally when a product performs on an exceptional basis, counterfeit or 'me too' products can flourish. We welcome fair competition as it benefits the agricultural marketplace, however, infringement of intellectual property has a detrimental effect and will not be tolerated."
     Hydromer has spent over 13 years perfecting a technology that permits anti-bacterial coatings and gels to be applied to the teats of cows. The coatings protect the damaged teats from mastitis due to contact with moisture found in the environment yet are readily removed with a pre-wash. "It's our technology, we invented it, we were granted patents and we intend to protect our property by enforcing our intellectual property rights against any and all infringers."

     Hydromer, Inc. is a technology-based company involved in the research and development, manufacturer and commercialization of specialized polymer and hydrogel products for medical devices, pharmaceutical products, animal health, cosmetic, personal care and industrial uses. For the latest information about Hydromer, Inc. and its products, please visit our web site at www.hydromer.com.


     CONTACT: For Hydromer, Inc.
              Robert Y. Lee, 908-722-5000